Exhibit 99.1

NEOSE TECHNOLOGIES, INC.
102 Witmer Road, Horsham, PA 19044  215.315.9000  fax:215.315.9100
email: info@neose.com   www.neose.com

NEOSE TECHNOLOGIES REPORTS THIRD QUARTER FINANCIAL RESULTS

HORSHAM, PA, November  4, 2004 — Neose Technologies, Inc. (NasdaqNM: NTEC) today announced financial results for the third quarter and nine months ended September 30, 2004.

For the quarter ended September 30, 2004, the Company reported a net loss of $10,824,000, or $0.44 per basic and diluted share, compared to a net loss of $10,338,000, or $0.59 per basic and diluted share, for the same period in 2003. The increased net loss for the 2004 period was primarily due to higher operating expenses, which were partially offset by higher revenues during the 2004 period.  In addition, the 2003 period included a non-cash impairment charge of $1,250,000 which reduced to zero the carrying value of an equity investment we had in a company.  The Company reported revenues of $1,451,000 for the third quarter of 2004, compared to $150,000 for the third quarter of 2003. The increase in revenues for the 2004 period was due to revenues recognized under the Company’s collaborations with Novo Nordisk and BioGeneriX.  Research and development expenses increased by $2,558,000 during the 2004 period as a result of higher personnel costs and increased purchases of outside services and research supplies associated with the Company’s proprietary drug development programs. Depreciation and operating expenses associated with the new laboratory and office facility that the Company occupied in April 2004 also contributed to the increase for the 2004 period. Marketing, general and administrative costs increased by $405,000 in the third quarter of  2004 compared to the third quarter of 2003 due to higher costs incurred related to the Company’s patent legal fees, partially offset by savings in personnel costs.

For the nine months ended September 30, 2004, the Company reported a net loss of $30,653,000, or $1.38 per basic and diluted share, compared to a net loss of $27,985,000, or $1.66 per basic and diluted share, for the same period in 2003. The Company reported revenues of $3,592,000 for the first nine months of 2004, compared to $871,000 for the same period in 2003. The increase in revenues for the 2004 period was due to the Company’s collaborations with Novo Nordisk and BioGeneriX.

Total operating expenses for the nine months ended September 30, 2004 were $34,018,000, compared to $27,688,000 for the same period in 2003. Research and development expenses for the nine months ended September 30, 2004 increased to $24,971,000 from $19,031,000 in

NEOSE TECHNOLOGIES, INC.	Page 2

 the comparable 2003 period.  The increase was primarily due to higher personnel costs, as well as increased purchases of outside services, including preclinical studies, and research supplies associated with the Company’s proprietary drug development programs. Depreciation and operating expenses associated with the new laboratory and office facility that the Company occupied in April 2004 also contributed to the increase for the 2004 period.

The Company’s marketing, general, and administrative expenses were $9,047,000 for the nine months ended September 30, 2004, compared to $8,657,000 for the same period last year. The increase for the 2004 period was due to higher legal expenses associated with the Company’s intellectual property portfolio, partially offset by lower personnel and marketing costs.

The Company ended the third quarter with $55,016,000 in cash and cash equivalents.  In August 2004, the Company borrowed $1,255,000 to finance the purchase of equipment and facility improvements, which collateralize the amount borrowed.

Conference Call

The Company will host a conference call at 5:00 p.m. (ET) on November 4, 2004, to discuss the third quarter financial results and update investors on company developments.  The dial-in number for domestic callers is (800) 478-6251. The dial-in number for international callers is (913) 981-5558.  A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 507758. The replay number for international callers is (719) 457-0820, also using the passcode 507758.  Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will be available shortly after the call.  The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose is a biopharmaceutical company focused on improving protein therapeutics using its proprietary technologies.  Neose uses its novel GlycoAdvance™ and GlycoPEGylation™ technologies to develop improved, next-generation protein therapeutics for which there is already a substantial body of data demonstrating safety and efficacy.  Neose intends to apply its technologies to products it is developing on its own and to products it co-develops and co-owns with others.  It also expects to make its technologies available, through strategic partnerships, to improve the products of other parties.  Neose’s first two proprietary candidates are improved, GlycoPEGylated versions of erythropoietin (EPO) and granulocyte colony stimulating factor (G-CSF), both of which are expected to enter clinical trials in 2005.

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Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2004	2003	2004	2003

Revenue from collaborative agreements	$1,451	$150	$3,592	$871

Operating expenses:
Research and development	9,305	6,747	24,971	19,031
Marketing, general and administrative	2,861	2,456	9,047	8,657

Total operating expenses	12,166	9,203	34,018	27,688

Operating loss	(10,715)	(9,053)	(30,426)	(26,817)

Impairment of equity securities	—	(1,250)	—	(1,250)
Interest income	195	103	431	420
Interest expense	(304)	(138)	(658)	(338)

Net loss	$(10,824)	$(10,338)	$(30,653)	$(27,985)

Basic and diluted net loss per share	$(0.44)	$(0.59)	$(1.38)	$(1.66)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	24,712	17,437	22,284	16,828

NEOSE TECHNOLOGIES, INC.	Page 4

Condensed Balance Sheets
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003

Assets
Current assets:
Cash, cash equivalents and marketable securities	$55,016	$53,060
Restricted funds and other current assets	1,878	1,818

Total current assets	56,894	54,878
Property and equipment, net	42,158	37,192
Intangible and other assets, net	2,028	2,775

Total assets	$101,080	$94,845

Liabilities and Stockholders’ Equity
Current liabilities	$14,942	$13,849
Long-term debt and capital lease obligations	13,767	8,370
Other liabilities	542	413

Total liabilities	29,251	22,632
Stockholders’ equity	71,829	72,213

Total liabilities and stockholders’ equity	$101,080	$94,845

CONTACTS:

Neose Technologies, Inc.
Robert I. Kriebel
Sr. Vice President and Chief Financial Officer
(215) 315-9000
Barbara Krauter
Manager, Investor Relations
(215) 315-9004

For more information, please visit www.neose.com.

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